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Exhibit 10T.

THIRD AMENDMENT AND CONSENT AGREEMENT
(Eximbank Guaranteed Loan No. AP073233XX)

    This Third Amendment and Consent Agreement (this "Agreement"), dated as of June 20, 2000, is made by and between MICRO COMPONENT TECHNOLOGY, INC., a Minnesota corporation (the "Borrower"), and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association (the "Lender").

Recitals

    The Borrower and the Lender have entered into a Credit and Security Agreement dated as of February 17, 1998, as amended by a First Amendment to Credit and Security Agreement dated as of October 22, 1998 and a Second Amendment to Credit & Security Agreement dated as of February 16, 1999 (as amended, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

    Pursuant to a merger (the "Merger") more fully described in attached Exhibit A between Micro Component Technology Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Borrower (the "Merger Subsidiary"), and Aseco Corporation, a Delaware corporation ("Aseco"), the Merger Subsidiary has ceased to exist, Aseco is the surviving corporation and the Borrower has acquired Aseco as a wholly owned subsidiary.

    The Borrower has requested (i) that the Lender consent to the Merger and (ii) that certain amendments be made to the Credit Agreement for purposes of permitting the Merger; the Lender is willing to agree to such consent and amendments pursuant to (i) the Merger being effectuated as described in Exhibit A and (ii) the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

    1.  Defined Terms.  Capitalized terms used in this Agreement which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding the following definitions:

    "'Aseco' means Aseco Corporation, a Delaware corporation."

    "'Subsidiary' means any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries."

    2.  Lender's Consent to the Merger.  The Lender hereby consents to the Merger, including waiver of the Merger's violation of Section 6.10, provided that the Merger is effectuated as described in Exhibit A.

    3.  Fees.  Section 2.8(b) of the Credit Agreement is hereby amended to read as follows:

    "(b)  Facility Fee.  The Borrower shall pay the Lender a fully earned and non-refundable annual facility fee of $20,000, due and payable upon the execution of this Agreement and on each yearly anniversary thereafter, provided that the sum of this fee and the facility fee under the NBCI Credit Facility shall not exceed $25,000 annually (the Lender acknowledges receipt of such annual facility fee for calendar year 2000)."

    4.  Minimum Tangible Net Worth.  Section 6.8 of the Credit Agreement is hereby amended to read as follows:

    "Section 6.8  Minimum Tangible Net Worth.  Effective as of October 22, 1998, the Borrower will maintain its Tangible Net Worth determined as at the end of each fiscal quarter, at an amount not less than $1."

    5.  Sale or Transfer of Assets.  Section 6.9 of the Credit Agreement is amended in its entirety as follows:

    "Section 6.9  Sale or Transfer of Assets; Suspension of Business Operations.  The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations, provided, that, Aseco may, in its discretion, dispose of its assets and the assets of its subsidiaries. The Borrower will not sell, lease, assign, transfer or otherwise dispose of any asset in favor of Aseco (other than in the ordinary course of business) without the Lender's prior written consent. The Borrower will not in any manner transfer any of the foregoing property without prior or present receipt of full and adequate consideration. Notwithstanding anything contained herein to the contrary, the Borrower shall be permitted to provide the transfers of funds to Aseco contemplated in Section 7.4(a)(iv) of the NBCI Credit Agreement."

    6.  No Other Changes.  Except as explicitly amended by this Agreement, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

    7.  Conditions Precedent.  This Agreement shall be effective when the Lender shall have received (i) an executed original hereof and (ii) an Exceptions Approval Letter issued by the Export-Import Bank of the United States approving the Merger.

    8.  Representations and Warranties.  The Borrower hereby represents and warrants to the Lender as follows:

    (a) The Borrower has all requisite power and authority to execute this Agreement and to perform all of its obligations hereunder, and this Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

    (b) The execution, delivery and performance by the Borrower of this Agreement have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

    (c) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

    9.  References.  All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

    10.  No Other Waiver.  Except as set forth in Paragraph 2 hereof, the execution of this Agreement and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or

Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Agreement.

    11.  Release.  The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

    12.  Costs and Expenses.  The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Credit Agreement, the Security Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Agreement and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

    13.  Miscellaneous.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION		MICRO COMPONENT TECHNOLOGY, INC.
By		By
Brett Beugen
	Its Assistant Vice President		Its

EXHIBIT A
DESCRIPTION OF MERGER

    MICRO COMPONENT TECHNOLOGY ACQUISITION, INC., a Delaware corporation (the "Merger Subsidiary"), is a wholly owned subsidiary of MICRO COMPONENT TECHNOLOGY, INC. (the "Borrower"). ASECO CORPORATION ("Aseco") is a publicly held Delaware corporation.

    Pursuant to a merger agreement dated as of September 18, 1999, and effective as of January 31, 2000, by and between the Merger Subsidiary and Aseco, the Merger Subsidiary has ceased to exist, Aseco is the surviving entity and Aseco has been structured as a wholly owned subsidiary of the Borrower.

    The merger was structured as a stock for stock purchase, with Aseco's stockholders, in total, acquiring approximately thirty percent (30%) of the Borrower's stock. Following the merger, no single shareholder of Aseco stock holds more than four percent (4%) of the Borrower's stock.

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THIRD AMENDMENT AND CONSENT AGREEMENT (Eximbank Guaranteed Loan No. AP073233XX)
EXHIBIT A DESCRIPTION OF MERGER